Exhibit 10.47

Amended and restated EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and between TherapeuticsMD, Inc., a Nevada corporation (the “Company”), and Marlan Walker (“Executive”) is entered into and effective as of the 18 day of December 2018 (the “Effective Date”).

WHEREAS, the Company and Executive previously entered into an employment agreement effective as of August 1, 2016 (the “Prior Agreement”); and

WHEREAS, the Company and Executive now wish to amend and restate the Prior Agreement in its entirety to provide for amended terms and conditions of Executive’s continued employment with the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.Employment and Duties.

(a)Employment and Term. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for a period of three (3) years, commencing as of the Effective Date (such three (3) year period, as it may be extended pursuant to this Section 1(a), the “Term”), unless sooner terminated pursuant to Section 3 hereof. Commencing on the third anniversary of the Effective Date, and each anniversary thereafter, the Term shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such anniversary, the Company or Executive shall have given notice in accordance with Section 8 that it or Executive does not wish to extend the Term.

(b)Duties of Executive. Executive shall serve as the General Counsel and Chief Development Officer of the Company, shall diligently perform all services as may be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer, and shall exercise such power and authority as may from time to time be delegated to Executive by the Board or the Chief Executive Officer of the Company. During Executive’s employment, Executive shall devote Executive’s full business time, energy, and ability exclusively to the business and interests of the Company, shall be physically present at the Company’s offices in Boca Raton, Florida during normal business hours each week (other than permitted periods of working remotely, paid time off (“PTO”) and on appropriate business travel for the benefit of the Company and shall not, without the Company’s prior written consent, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. In Executive’s capacity as the General Counsel and Chief Development Officer of the Company, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company, including, but not limited to providing general management of the Company's legal affairs; providing legal advice to the Company; managing litigation and other disputes; drafting and negotiating agreements; procuring intellectual property; encouraging Company compliance with all laws and regulations; apprising company of risks; development and management of product life cycle, pipeline products, and early stage development; support of in- and out-licensing; development and execution of of non-patent exclusivity; and generation of data supporting defensive positions and potential new products. Except as otherwise agreed in writing by the Company, it shall not be a violation of this Agreement for Executive, and Executive shall be permitted, to (i) serve on any civic or charitable boards; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions and other institutions; (iii) subject to any applicable Company policies, make personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to Executive’s duties to the Company; and (iv) serve, with the written approval of the Board, as a director of one or more private or public companies, in each case so long as any such activities do not significantly interfere with the performance of Executive’s responsibilities under this Agreement, create a conflict of interest, or create an adverse interest or position detrimental to Company.

(c)Policies. Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company as are communicated to Executive by the Company.

(d)Place of Performance. In connection with Executive’s employment by the Company, Executive shall be based at the Company’s principal executive offices in Boca Raton, Florida.

2.Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a)Base Salary. Effective on the Effective Date, the base salary (“Base Salary”) payable to Executive shall be three hundred fifty thousand dollars ($350,000) per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. The Board or a committee of the Board shall review Executive’s performance on at least an annual basis and may make increases to such Base Salary if, in its sole discretion, any such increase is warranted. The Board may reduce the Base Salary without Executive’s consent only if such reduction applies in the same or greater percentage to all other executives of the Company at the Vice President level and above.

(b)Annual Short-Term Incentive. Executive shall be entitled to participate in the Company’s annual short-term incentive compensation program, as such program may exist from time to time, at a level commensurate with that being offered to other executives of the Company at the Vice President level and above. For calendar years beginning on or after January 1, 2018, the percentage of Base Salary targeted as annual cash short-term incentive compensation for each calendar year during the Term shall be thirty percent (30%) of Base Salary (the “Targeted Annual Bonus Award”). Executive acknowledges that the amount of annual short-term incentive compensation, if any, to be awarded shall be at the sole, good faith discretion of the Board or a committee of the Board, may be less or more than the Targeted Annual Bonus Award, and will be based on a number of factors determined by the Board or a committee of the Board for each calendar year, including the Company’s performance in connection with, among other factors, the clinical program, regulatory filings, commercialization and/or sales, and Executive’s individual performance. Any annual short-term incentive compensation earned for any calendar year shall be paid quarterly, as soon as practicable. Except as set forth in Sections 3(b)(ii), 3(b)(iii), and 3(b)(iv), Executive must be employed by the Company on the date on which short-term incentive compensation is paid in order to receive such short-term incentive compensation.

(c)Long-Term Incentive(d). Executive shall be entitled to participate in the Company’s long-term incentive compensation program, as such program may exist from time to time, at a level commensurate with that being offered to other executives of the Company at the Vice President level and above. Executive acknowledges that the amount of long-term incentive compensation, if any, to be awarded shall be at the sole, good faith discretion of the Board or a committee of the Board, and will be based on a number of factors determined by the Board or a committee of the Board for the applicable performance period, including the Company’s performance in connection with, among other factors, the clinical program, regulatory filings, commercialization and/or sales, and Executive’s individual performance. Any long-term incentive compensation earned for the applicable performance period shall be paid within the first 2 ½ months of the calendar year immediately following the calendar year in which the applicable performance period ends. Except as otherwise set forth herein, Executive must be employed by the Company on the date on which long-term incentive compensation is paid to receive such long-term incentive compensation.

(d)Stock Options. The Company previously granted to Executive, pursuant to the Company’s 2009 Amended and Restated Stock Incentive Plan, as the same may be amended from time to time (the “2009 Plan”), and the Company’s 2012 Amended and Restated Stock Incentive Plan, as the same may be amended from time to time (the “2012 Plan” and, together with the 2009 Plan, collectively, the “Plans”), stock options to purchase 985,000 shares of the Company’s common stock (the “Previously Granted Stock Options”). The Previously Granted Stock Options are subject to the terms and conditions set forth in the applicable Plans and in the stock option agreement(s) previously executed by the Company and Executive. Additional options or other equity compensation may be granted at the Board’s discretion. The Previously Granted Stock Options shall fully and completely vest upon a Change in Control (as defined in the applicable Plans).

(e)Restricted Stock Units. As soon as practicable following the Effective Date, the Company will grant to Executive two hudrend thirty thousand (230,000) restricted stock units (“RSUs”) under the 2012 Plan as consideration for Executive entering into this Agreement, which RSUs will not vest in whole or in part until three (3) years after the Effective Date, at which time the RSUs will fully and completely vest, subject to Executive’ continued employment with the Company and the terms and conditions in the 2012 Plan and an award agreement to be entered into between the Company and Executive. The RSUs shall fully and completely vest upon a Change in Control (as defined in the 2012 Plan).

(f)Executive Perquisites, Benefits, and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)Insurance Coverage. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to Executive all employee benefits to which other executives of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability. During the Term, the Company will maintain customary director and officer insurance and other insurance coverage typically provided for the benefit of in-house legal counsel, including legal liability coverage, as reasonably necessary.

(ii)Reimbursement for Expenses. Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services under this Agreement, including, but not limited to, industry appropriate seminars and subscriptions and applicable licensing and continuing education expenses. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.

(iii)Paid Time Off. Executive shall be eligible to accrue PTO and utilize and carryover from year to year such PTO, consistent with the Company’s policies and procedures in effect from time to time for officers of Executive’s level.

(iv)Other Executive Perquisites. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company‑wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership.

(v)Working Facilities. During the Term, the Company shall furnish Executive with an office, staffing and administrative support and such other facilities and services suitable to Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder, which will be reviewed and provided based on the Company’s needs.

(i)Office Equipment. In the event that the Executive’s employment and the Term are terminated pursuant to Sections 3(a)(iv) (Termination by the Company Without Good Cause) or 3(a)(vi) (Termination by Executive With Good Reason), the Executive will be permitted to retain (i) the computers, monitors, printers, and peripheral equipment that are used exclusively by the Executive during the Term including, but not limited to, speakers, mice, and keyboards, provided, however, that the Executive shall not be permitted to retain any data, hard drives, flash drives, other media, or software and (ii) any desk equipment, furniture, and the like specially ordered or provided for the Executive by the Company. The Executive understands and acknowledges that the retention of any such equipment by the Executive may be taxable to the Executive and the Executive shall be responsible for any such tax obligations.

3.Term of Employment.

(a)Termination Under Certain Circumstances.

(i)Death. Executive’s employment and the Term shall be automatically terminated, without notice, effective upon the date of Executive’s death.

(ii)Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment and the Term, provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period.

(iii)Termination by the Company for Good Cause. The Company may terminate Executive’s employment and the Term upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) Executive’s negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable) of any of Executive’s material duties and responsibilities; (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) Executive’s indictment for, charge of, conviction of, or guilty or nolo contendre plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; (E) a confirmed positive drug test result for an illegal drug; or (F) a material sanction is imposed on Executive by any applicable professional organization or professional governing body including, for the avoidance of doubt, a legal regulatory board.

(iv)Termination by the Company Without Good Cause. The Company may terminate Executive’s employment and the Term at any time without Good Cause.

(v)Termination by Executive Without Good Reason. Executive, at Executive’s option and upon written notice to the Company, may terminate Executive’s employment and the Term without Good Reason (as defined below) at any time, effective on the date of that notice.

(vi)Termination by Executive With Good Reason. At any time during the Term, Executive may terminate Executive’s employment and the Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) the assignment to Executive of material duties inconsistent with Executive’s position as the General Counsel and Chief Development Officer (including status, office, titles and reporting requirements), or any other action by the Company that results in a material diminution in such position, excluding for this purpose (i) any action not taken in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason (as defined below) thereof given by Executive and (ii) any change in status, office, titles and reporting requirements following a Change in Control of the Company in which the Company ceases to be a standalone public reporting company, provided that the material duties of Executive following such Change in Control are not inconsistent with those of Executive immediately prior to such Change in Control; (B) the Company requiring Executive to be based at any office or location other than in Palm Beach County, Florida, or within thirty-five (35) miles of such location, or such other location as mutually agreed to by the Company and Executive, except for travel reasonably required in the performance of Executive's responsibilities; or (C) any material failure by the Company to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason given thereof by Executive. A termination of employment by Executive for Good Reason shall be effected by Executive’s giving the Board written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies, within ninety (90) days of the initial existence of one of the conditions constituting Good Reason. A termination of employment by Executive for Good Reason shall be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is given to the Company; provided that such a termination of employment shall not become effective if the Company shall have substantially corrected the circumstance giving rise to the Notice of Termination for Good Reason within thirty (30) days after the Company’s receipt of such Notice of Termination for Good Reason.

(b)Result of Termination.

(i)Except as otherwise set forth in this Agreement, in the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iii) (“Termination by the Company for Good Cause”) or 3(a)(v) (“Termination by Executive Without Good Reason”) above, Executive shall receive no further compensation under this Agreement other than the payment of Base Salary as shall have accrued and remained unpaid as of the date of termination and accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level.

(ii)In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) or 3(a)(vi) (“Termination by Executive With Good Reason”) above, (a) Executive shall, for a period of twelve (12) months following the effective date of such termination, continue to receive Executive’s then current annual Base Salary, as provided in Section 2(a), (b) Executive shall receive an amount equal to Executive’s Targeted Annual Bonus Award for the calendar year in which the termination of Executive’s employment occurs, which amount shall be paid to Executive in a single lump sum, which is unpaid on the effective date of Executive’s termination, and which shall be paid to Executive when paid to other similarly situated executives of the Company in accordance with Section 2(b) hereof, (c) Executive shall receive, beginning on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement and for a period of twenty-four (24) months thereafter for a total of twenty-four (24) monthly payments, a monthly cash payment equal to the one (1) month cost of COBRA continuation of the health insurance benefits for Executive and

Executive’s immediate family as applicable, as the effective date of such termination, less, the one (1) month cost for the same health insurance benefits for Executive and Executive’s immediate family as applicable that would have been incurred by Executive immediately prior to the effective date of such termination if Executive remained employed with the Company, (d) all unvested equity compensation of any kind (including, without limitation, stock options, restricted stock, or restricted stock units) held by Executive in Executive’s capacity as an employee of the Company on the effective date of the termination shall vest as of the effective date of such termination, (e) Executive shall receive payment for accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level, and (f) Executive shall receive payment for any annual short-term incentive compensation earned pursuant to Section 2(b) hereof for the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs which is unpaid on the effective date of Executive’s termination, which shall be paid to Executive when paid to other similarly situated executives of the Company in accordance with Section 2(b) hereof.

(iii)In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(i) (“Death”) or 3(a)(ii) (“Disability”) above, (a) Executive shall receive an amount equal to Executive’s Targeted Annual Bonus Award for the calendar year in which the termination of Executive’s employment occurs, multiplied by a fraction, the numerator of which is the number of full months of such calendar year during which Executive was employed with the Company, and the denominator of which is twelve (12), which amount shall be paid to Executive in a single lump sum on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement, (b) all unvested equity compensation of any kind (including, without limitation, stock options, restricted stock, or restricted stock units) held by Executive in Executive’s capacity as an employee of the Company on the effective date of the termination shall vest as of the effective date of such termination, (c) Executive shall receive payment for accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level, and (d) Executive shall receive payment for any annual short-term incentive compensation earned pursuant to Section 2(b) hereof for the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs which is unpaid on the effective date of Executive’s termination, which shall be paid to Executive when paid to other similarly situated executives of the Company in accordance with Section 2(b) hereof.

(iv)In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) or 3(a)(vi) (“Termination by Executive With Good Reason”) during the twelve (12) month period immediately following a Change in Control, then in lieu of any benefits or amounts otherwise payable under Section 3(b)(ii) hereof, (a) Executive shall, for a period of eighteen (18) months following the effective date of such termination, continue to receive Executive’s then current annual Base Salary, as provided in Section 2(a), (b) Executive shall receive an amount equal to one and one half times (1.5x) Executive’s Targeted Annual Bonus Award for the calendar year in which the termination of Executive’s employment occurs, which amount shall be paid to Executive in a single lump sum on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement, (c) Executive shall receive, beginning on the first payroll date occurring on or after the thirtieth (30th)

day following the effective date of the termination of Executive’s employment under this Agreement and for a period of eighteen (18) months thereafter for a total of eighteen (18) monthly payments, a monthly cash payment equal to the one (1) month cost of COBRA continuation of the health insurance benefits for Executive and Executive’s immediate family as applicable, as the effective date of such termination, less, the one (1) month cost for the same health insurance benefits for Executive and Executive’s immediate family as applicable that would have been incurred by Executive immediately prior to the effective date of such termination if Executive remained employed with the Company, (d) all unvested equity compensation of any kind (including, without limitation, stock options, restricted stock, or restricted stock units) held by Executive in Executive’s capacity as an employee of the Company on the effective date of the termination shall vest as of the effective date of such termination, (e) Executive shall receive payment for accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level, and (f) Executive shall receive payment for any annual short-term incentive compensation earned pursuant to Section 2(b) hereof for the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs which is unpaid on the effective date of Executive’s termination, which shall be paid to Executive when paid to other similarly situated executives of the Company in accordance with Section 2(b) hereof.

(c)Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any post-termination payments or benefits identified in Sections 3(b)(ii), 3(b)(iii) and 3(b)(iv) of this Agreement, Executive agrees to execute (and not revoke) a full and complete release of all claims against the Company and its affiliates, in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) (the “Release”). If Executive fails to execute and deliver to the Company the Release within twenty-one (21) days following the date of termination, or revokes the Release, within seven (7) days following the date Executive executes and delivers the Release, or materially breaches any term of this Agreement or any other agreement between Executive and the Company while receiving such post-termination payments or benefits, Executive agrees that Executive shall not be entitled to receive any such post-termination payments. For purposes of this Agreement, the Release shall be deemed to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death. Payment of any post-termination payments or benefits identified in Sections 3(b)(ii), 3(b)(iii) and 3(b)(iv) of this Agreement shall be delayed until the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement, and any payments that are so delayed shall be paid on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement.

(d)Section 409A. Any payments made by the Company pursuant to Sections 3(b)(ii), 3(b)(iii) and 3(b)(iv) of this Agreement (except for unpaid annual short-term incentive compensation earned in the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs, which shall be paid to Executive when paid to other similarly situated executives of the Company) shall be paid or commence on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of Executive’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of applying the provisions of

Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Executive shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Executive shall resign all positions with the Company and its subsidiaries. If Executive is a “specified employee” within the meaning of Section 409A, then payments identified in Section 3(b) of this Agreement shall not commence until six (6) months following “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of the additional twenty percent (20%) tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). If the payments described in Section 3(b) must be delayed for six (6) months pursuant to the preceding sentence, Executive shall not be entitled to additional compensation to compensate for such delay period. Upon the date such payment would otherwise commence, the Company shall reimburse Executive for such payments, to the extent that such payments otherwise would have been paid by the Company had such payments commenced upon Executive’s “separation from service” within the meaning of Section 409A. Any remaining payments shall be provided by the Company in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary for any tax, additional tax, interest or penalties that Executive or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(e)Section 280G.

(i)Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and its affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 3(e) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The

Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.

(ii)Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, then the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 3(e) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than twenty (20) days following the effective date of the termination of Executive’s employment with the Company. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made (A) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (B) only from Payments that are required to be made in cash, (C) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (D) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv)Definitions. The following terms shall have the following meanings for purposes of this Section 3:

(A)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(B)“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 3(e)(i).

4.Competition and Non-Solicitation.

(a)Interests to be Protected. The parties acknowledge that Executive will perform essential services for the Company, its employees, and its stockholders during the term of Executive’s employment with the Company. Executive will be exposed to, have access to, and work with, a considerable amount of confidential information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of the Company’s business should Executive compete with the Company in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive’s employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b)Non-Competition. During the term of Executive’s employment with the Company and for eighteen (18) months after the termination of Executive’s employment with the Company, which may be extended an additional twelve (12) months in the sole and absolute discretion of the Company for a total of thirty (30) months after termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become substantially and directly financially interested in any Competitive Business Activities conducted within the Restricted Territory (as defined below). In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) or 3(a)(vi) (“Termination by Executive With Good Reason”), if the Company exercises its right to extend this non-competition clause by the additional twelve (12) months, then Executive will, (a)

for a period of twelve (12) additional months, continue to receive Executive’s then current annual Base Salary, as provided in Section 2(a), and (b) Executive will receive for a period of an additional six (6), a monthly cash payment equal to the one (1) month cost of COBRA continuation of the health insurance benefits for Executive and Executive’s immediate family as applicable. As used herein, the term “Competitive Business Activities” shall mean business activities that are competitive with the business of the Company, including but not limited to, business activities in the pharmaceutical industry related to products that compete with the Company’s products, and the term “Restricted Territory” shall mean any state or other geographical area in which the Company has demonstrated an intent to develop, commercialize, and/or distribute products during Executive’s employment with the Company. Executive hereby agrees that, as of the date hereof, during Executive’s employment with the Company, the Company has demonstrated an intent to develop, commercialize, and/or distribute products throughout the United States of America, Canada, Mexico, Brazil, Argentina, Europe, Australia, South Africa, Russia, Israel, Japan, and South Korea.

(c)Non-Solicitation of Employees. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of or in conjunction with any other person, company, partnership, corporation, or governmental or other entity, solicit for employment, seek to hire, or hire any person who is employed by the Company, is a consultant of the Company, or is an independent contractor of the Company, within twenty-four (24) months of the termination of Executive’s employment, and, as related solely to consultants, for the purpose of having any such consultant engage in services that are the same as, similar to, or related to the services that such consultant provided for the Company and that are competitive with the services provided by the consultant for the Company.

(d)Non-Solicitation of Customers. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competitive Business, nor shall Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company with such customers or clients, other than in connection with the performance of Executive’s duties under this Agreement, and/or persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or to engage in any Competitive Business Activities on its own or with any competitor of the Company. As used herein, the term “Competitive Business” shall mean business that is directly competitive with the business of the Company, including but not limited to, business in the pharmaceutical industry related to products that directly compete with the Company’s products.

(e)Employee Assignment, Invention and Confidentiality Agreement. Executive hereby reaffirms, acknowledges, and agrees that Executive is subject to the terms and conditions set forth in that certain Employee Assignment, Invention, and Confidentiality Agreement (the “EAICA”) previously entered into by and between the Company and Executive and that this Agreement does not modify or amend the EAICA.

(f)Equitable Relief. In the event a violation of any of the restrictions contained in this Section 4 occurs, the Company shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), reasonable attorneys’ fees, and damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Section 4(b), Section 4(c), or Section 4(d), the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(g)Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

5.Return of Company Property. At any time as requested by the Company, or upon the termination of Executive’s employment with the Company for any reason, Executive shall deliver promptly to the Company all files, lists, books, records, manuals, memoranda, drawings, and specifications; all other written or printed materials and computers, cell phones, and other equipment that are the property of the Company (and any copies of them); and all other materials that may contain confidential information relating to the business of the Company, which Executive may then have in Executive’s possession or control, whether prepared by Executive or not.

6.Cooperation. Following the Term, Executive shall give assistance and cooperation willingly, upon reasonable advance notice with due consideration for Executive’s other business or personal commitments, in any matter relating to Executive’s position with the Company, or Executive’s expertise or experience as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which Executive was involved or potentially had knowledge by virtue of Executive’s employment with the Company. The Company agrees that (a) it shall promptly reimburse Executive for Executive’s reasonable and documented expenses in connection with rendering assistance and/or cooperation under this Section 6 upon Executive’s presentation of documentation for such expenses and (b) Executive shall be reasonably compensated for any continued material services as required under this Section 6.

7.No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

8.Miscellaneous.

(a)Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by e-mail transmission, upon receipt, (iii) if mailed United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, upon receipt or refusal of delivery, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, upon receipt or refusal of delivery, in each case addressed as follows:

To the Company:	TherapeuticsMD, Inc.
6800 Broken Sound Parkway NW, 3rd Floor
Boca Raton, Florida 33487
Attention: Chief Executive Officer
Phone: (561) 961-1900
E-Mail: RFinizio@TherapeuticsMD.com

With a copy, which shall not constitute notice, to:

TherapeuticsMD, Inc.
6800 Broken Sound Parkway NW, 3rd Floor
Boca Raton, Florida 33487
Attention: Chief Financial Officer
Phone: (561) 961-1900
E-Mail: DCartwright@TherapeuticsMD.com

To Executive:	Marlan Walker
8929 Hidden Pine Street
Parkland, Fl 33067
Phone: 714.922.0639
E-Mail: M@WalkerPro.org

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8 for the giving of notice.

(b)Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c)Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any Florida or other conflict‑of‑interest provisions to the contrary. Venue for any action arising out of this Agreement or the employment relationship shall be brought only in courts of competent jurisdiction in or for Palm Beach County, Florida and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue in such courts and submits to the jurisdiction of such courts. THE PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(d)Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(e)Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, which shall no longer have any force or effect, expressly including the Prior Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(f)Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(g)Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

(h)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Executive hereunder involve the performance of personal services, such obligations shall not be delegated by Executive. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(i)Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(j)Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 3 and Executive’s obligations under Section 4 above, and the expiration of the Term, to the extent necessary to the intended preservation of such rights and obligations.

(k)Right to Consult with Counsel; No Drafting Party. Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of Executive’s own choosing, and, given this, Executive agrees that the obligations created hereby are not unreasonable. Executive acknowledges that Executive has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THERAPEUTICSMD, INC.

/s/ Robert Finizio
Robert Finizio

EXECUTIVE:

/s/ Marlan Walker
Marlan Walker

[Signature Page to Employment Agreement]

EXHIBIT A
FORM OF RELEASE

This Separation Agreement (“Agreement”) is made between TherapeuticsMD, Inc. (“Company”) and ____________________ (“Employee”), intending to be legally bound, and in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Separation and Severance. Employee’s final day of employment with Company was ____________________. Although the parties agree that Company does not owe Employee any further consideration, as severance, Company agrees to pay Employee as set forth in Employee’s Employment Agreement dated __________________ (the “Employment Agreement”), provided Employee executes this Agreement, complies with its terms and the terms of Employee’s Employment Agreement[[, and does not revoke this Agreement during the Revocation Period as defined in Section 8 below.]]1 Employee acknowledges that no other compensation of any kind remains outstanding, that the consideration provided herein is more than Employee would otherwise be entitled to receive, that Employee shall not be entitled to any other payments or benefits from Company, and that no other amounts are due or owing or shall become due or owing relating to any obligation, agreement, or otherwise.

1.Execution of Separation Agreement. Should employee wish to accept this Agreement, it must be signed and returned to ________________________________ by ______________.

2.EAICA. Employee acknowledges and agrees that Employee’s obligations contained in the paragraphs 2, 3, 4, 6, 8, 9, 10 and 11 of the Employee Assignment, Invention, and Confidentiality Agreement (“EAICA”) that Employee signed on _____________________, a copy of which is attached as Exhibit A, remain in full force and effect. The terms of this Agreement are in additional to and do not supersede the surviving terms of the EAICA.

3.Confidentiality of Agreement. Employee understands and agrees that the existence of this Agreement and the terms and conditions thereof, shall be considered confidential, and shall not be disclosed by Employee to any third party or entity except with the prior written approval of Company, to Employee’s attorney, or upon the order of a court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between the Company and Employee shall prevent Employee from sharing information and communicating in good faith, without prior notice to the Company, with any federal government agency having jurisdiction over the Company or its operations, and cooperating in any investigation by any such federal government agency; provided that Employee receives no monies for compensatory or other damages as a result of participating in any such communication or cooperation with the EEOC.

4.Non-Disparagement. At all time Employee will refrain from and will not directly or indirectly engage in any conversation that would tend to negatively impact Company or any of the Releasees as defined in Section 8 below.

[1]	Employee will be entitled to a revocation period only if over the age of 40 at the date of termination.

5.Return of Company Property. Employee agrees to immediately return to Company any and all property of Company in Employee’s possession, custody, or control. No severance shall be paid pursuant to this Agreement until all Company property is returned.

6.Confidential Information. Employee acknowledges that Employee has had access to Company confidential and proprietary information and agrees that all such Confidential Information is and shall remain the exclusive property of Company. Employee further agrees that Employee shall not publish, disclose, or otherwise make available to any third party any such Confidential Information. Employee acknowledges and agrees that Employee has continuing confidentiality obligations under the EAICA. Employee warrants that Employee has no materials containing Confidential Information, but if Employee does, Employee shall return immediately to Company any and all materials containing any Confidential Information in Employee’s possession, custody, or control. The terms of this Separation Agreement comprise confidential information of the Company.

7.Release. That the undersigned, ________________, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, and Employee’s past, present and future agents, representatives, attorneys, affiliates, heirs, executors, assigns and successors, and all other persons connected therewith, and on behalf of all successors and assigns, hereby releases and forever discharges TherapeuticsMD, Inc., vitaMedMD, LLC, BocaGreenMD, Inc., vitaCare Prescription Services and all of their past, present and future agents, representatives, principals, attorneys, affiliates, owners, parent corporations, subsidiaries, officers, directors, employees, assigns and successors, and all other persons, firms or corporations connected or affiliated therewith (collectively “Releasees”), of and from any and all legal, equitable or other claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, judgments, findings, controversies, disputes, or past, present and future duties, responsibilities, obligations, or suits at law and/or equity of whatsoever kind, from the beginning of the world to the date hereof, in addition, without limitation, any and all actions, causes of action, claims, counterclaims, third party claims, and any and all other federal, state, local and/or municipality statutes, laws and/or regulations and any ordinance and/or common law pertaining to employment or otherwise and any and all other claims which have been or which could have been asserted against any party in any forum.

By signing this Agreement, Employee knowingly and voluntarily fully releases and forever discharges Releasees of and from all claims, demands and liability of any kind arising under any statute, law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Americans with Disabilities Act, any state Human Rights Act, Fla. Stat. 448, or any facts or claims arising under the Age Discrimination in Employment Act (“ADEA”). This release is intended to cover all actions, causes of action, claims and demands for damages, loss or injury arising from the beginning of time until the date of this Agreement, whether presently known or unknown to Employee. However, Employee does not waive Employee’s rights to claims which may arise after this Agreement becomes effective.

In addition, Employee is hereby advised to consult with an attorney prior to executing this Agreement. Employee agrees that Employee has been given a reasonable time in which to consider the Agreement and seek such consultation. Employee further warrants that Employee has consulted with knowledgeable persons concerning the effect of this Agreement and all rights which Employee might have under any and all state and federal laws relating to employment and employment discrimination and otherwise. Employee fully understands these rights and that by signing this Agreement Employee forfeits all rights to sue Releasees for matters relating to or arising out of employment, separation, or otherwise.

In accordance with provisions of the ADEA, as amended, 29 U.S.C. §601-634, Employee is hereby provided a period of twenty-one (21) days from the date Employee receives this Agreement to review the waiver of rights under the ADEA and sign this Agreement. Furthermore, Employee has seven (7) days after the date Employee signs the Agreement (“Revocation Period”) to revoke Employee’s consent. This Agreement shall not become effective or enforceable until the Revocation Period has expired. If Employee does not deliver a written revocation to ___________________________ before the Revocation Period expires, this Agreement will become effective.

Notwithstanding anything in this Section 8 to the contrary, releases contained in this Agreement shall not apply to (i) any rights to receive any payments or benefits pursuant to Sections 3(b)(ii), 3(b)(iii) or 3(b)(iv) of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this Agreement is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

8.Opportunity to Seek Counsel. The parties represent that they have had an opportunity to retain legal counsel to represent them in connection with this matter, that they have been advised of the legal effect and consequences of this Agreement, that they have entered into this Agreement knowingly, freely and voluntarily of their own volition, and that they have not been coerced, forced, harassed, threatened or otherwise unduly pressured to enter into this Agreement.

9.Reporting of Known Issues. As a further condition to your receipt of the benefits described in this Agreement, you hereby represent and warrant that you have reported in writing to ___________________________ any unethical conduct or violations of laws, regulations, Company policies and procedures by the Company, a Company employee, or a Company officer of which you are aware.

10.No Admissions. This Agreement is not and shall not in any way be construed as an admission by either party of any wrongful act or omission, or any liability due and owing, or any violation of any federal, state or local law or regulation.

11.Miscellaneous. This Agreement may not be amended or modified except in writing signed by Employee and an authorized representative with actual authority to bind Company, specifically stating that it is an amendment to this Agreement. This Agreement shall be governed by and construed in accordance with Sections 4(g) (Restrictions Separable), 8(a) (Notice), 8(b) (Indulgences; Waivers), 8(c) (Controlling Law), 8(d) (Execution in Counterpart), 8(f) (Paragraph Headings), and 8(k) (Right to Consult with Counsel; No Drafting Party) of the Employment Agreement. This Agreement and the Employment Agreement constitute the entire Agreement between the parties hereto with respect to the subject matter hereof; provided, however, that Employee’s continuing obligations to the Company under the terms of the EAICA are incorporated herein and shall remain in full force and effect as set forth herein.

IN WITNESS THEREOF, the parties hereto acknowledge, understand and agree to this Agreement and intend to be bound by all of the clauses contained in this document.

EMPLOYEE	THERAPEUTICSMD, INC.

By:
[Employee]
Its:

Date:	Date:

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